Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ITUS Corporation (the “Company”) of our report dated January 29, 2015, relating to our audits of the Company’s consolidated financial statements as of October 31, 2014 and 2013, and for each of the years ended October 31, 2014 and 2013, included in the Company’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended October 31, 2014. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
September 4, 2015